Exhibit 99.5

FOR IMMEDIATE RELEASE	CONTACT:	David Tinkham
Chief Financial Officer
(312) 917-4288

HORIZON GROUP PROPERTIES BEGINS LOAN RESTRUCTURING

SELLS INTEREST IN THREE SHOPPING CENTERS

(Chicago, Illinois – November 4, 2003)  — Horizon Group Properties, Inc. (HGP) (NASDAQ: HGPI), an owner, operator and developer of factory outlet centers and land developer, today announced that it had begun restructuring three loans which had been in default since October 2001 (the “GST Loans”).  The planned restructuring includes the payoff at a discount of the loans secured by the outlet centers in Sealy, Texas and Gretna, Nebraska and the reinstatement to current status of the loan secured by the outlet center in Traverse City, Michigan.  The loan secured by the outlet center in Sealy was repaid on November 4, 2003 and the loan secured by the outlet center in Gretna is expected to be repaid on or before November 7, 2003.  The reinstatement of the loan secured by the outlet center in Traverse City is expected to be completed by November 20, 2003.

The loans to be repaid currently have an aggregate principal balance of approximately $18 million, excluding accrued interest and penalties.  The reinstatement to current status of the loan secured by the outlet center in Traverse City will result in the forgiveness of

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approximately $600,000 of accrued penalties and default interest.  The planned restructuring of the GST Loans requires the payment of all current interest and principal on the Traverse City loan as of the date of its reinstatement together with additional payments totaling $4.0 million.  The Traverse City loan has a current principal balance of approximately $5 million, bears interest at the rate of 8.46%, amortizes over 25 years and matures in August 2009.

In connection with the planned restructuring of the GST Loans, HGPI sold a 49% interest in Gretna, Sealy, Traverse City Outlet Centers, L.L.C. (“GST”), the entity that owns the three outlet centers subject to the GST Loans, to an affiliate of Howard M. Amster (“Mr. Amster”), a director and significant shareholder of HGPI for $1.96 million.  GST is one of the entities subject to a pending sale agreement in which HGPI would sell a 49% interest in the entities that own all of HGPI’s outlet centers and HGPI’s corporate office building to Mr. Amster for a total purchase price of $11.5 million.  That transaction is still pending, with due diligence scheduled to be completed by November 14, 2003.  The sale of the 49% interest in GST to Mr. Amster does not affect the total purchase price for the pending sale to Mr. Amster of the remaining entities.

Mr. Amster also made a loan to HGPI of $2.04 million in connection with the restructuring of GST Loans.  HGPI is required to use proceeds from Mr. Amster’s loan, together with the funds from the sale to Mr. Amster of 49% of GST, to complete the planned debt restructuring.  The loan from Mr. Amster bears interest at 8% and matures on August 3, 2004.

“The terms of the restructuring provide us with the flexibility to reposition the centers in Sealy and Gretna and build upon the strong performance of Traverse City,” said Gary J. Skoien, Chairman, President and Chief Executive Officer of Horizon Group Properties.  “The Traverse City area continues to experience strong growth as a vacation and leisure destination, increasing demand for retail space.  There is significant complimentary development occurring nearby that we expect to draw additional customers to our center.”

Based in Chicago, Illinois, Horizon Group Properties, Inc. has 9 factory outlet centers in 7 states totaling more than 1.8 million square feet and a 650 acre mixed use land development in Huntley, Illinois.

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Safe Harbor Statement: The statements contained herein, which are not historical facts, are forward-looking statements based upon economic forecasts, budgets, and other factors which, by their nature, involve known risks, uncertainties and other factors which may cause the actual results, performance or achievements of Horizon Group Properties, Inc. to be materially different from any future results implied by such statements.  In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, competitive factors, interest rates and other risks inherent in the real estate business.   For further information on factors which could impact the Company and the statements contained herein, reference is made to the Company’s filings with the Securities and Exchange Commission.